Contacts:	Jeanne Glass	Bob Gordon
	Investor Relations	Public Relations
	(631) 342-2131	(631) 342-2391
	jeanne.glass@ca.com	bobg@ca.com

CA ISSUES STATEMENT

ISLANDIA, N.Y., April 8, 2004 - As announced earlier today by the government, three former executives of CA -- Ira Zar, David Kaplan, and David Rivard -- have pleaded guilty to conspiracy to obstruct justice and conspiracy to commit securities fraud charges, in connection with an ongoing and previously disclosed joint investigation by the United States Attorney's Office for the Eastern District of New York and the Securities and Exchange Commission of CA's past accounting practices.  Mr. Zar was CA's Chief Financial Officer, and Mr. Kaplan and Mr. Rivard were senior accounting and financial reporting executives prior to their resignations from the Company in the fall of 2003.

These guilty pleas relate to events that were the subject of a previously announced and continuing independent investigation by CA's Audit Committee of CA's accounting practices, primarily in CA's fiscal year ended March 31, 2000.  As previously announced on October 8, 2003, the Audit Committee determined that CA had prematurely recognized revenue in fiscal 2000 on the basis of software license agreements that were signed in a later quarter.

Following this determination, the Company requested the resignations of several senior finance executives, including Messrs. Zar, Kaplan and Rivard.  Mr. Kaplan was asked to leave CA because he had declined to be interviewed by the Audit Committee.  CA also directed counsel for its Audit Committee, Sullivan & Cromwell LLP, and counsel for the Company, Wachtell, Lipton, Rosen & Katz, to jointly disclose to government investigators the extensive evidence supporting the Audit Committee's findings that directly linked Messrs. Zar, Kaplan and Rivard to the improper "35-day month" practice.  The two law firms have made such joint reports to government investigators, beginning in October 2003 and continuing to the present, including reporting that each of Messrs. Zar, Kaplan and Rivard had falsely denied the existence of this practice during interviews with Wachtell Lipton or Sullivan & Cromwell.

The Audit Committee is nearing completion of its investigation and its assessment of whether a restatement of prior period financial statements is required under GAAP, and, if so, the extent of such restatement.  The Audit Committee continues to believe that the Company's New Business Model and financial reporting are unaffected by the accounting practices that were in place prior to the Company's adoption of the New Business Model in October 2000.

Also as previously reported, CA recently hired Jeff Clarke, a former top executive at Hewlett-Packard Co., as its new Chief Financial Officer.  Mr. Clarke will work to continue to strengthen CA's systems and controls to ensure that these past problems and errors never recur.  In addition, the Company has terminated the employment of Steven Woghin, CA's former General Counsel, effective immediately, and, as previously reported, the Company is actively conducting a search for a new General Counsel in an effort to further strengthen its capabilities in its legal department.

Although the Company is unable to predict the scope or outcome of the continuing government investigation, it is possible that it could result in the institution of administrative, civil injunctive or criminal proceedings, including charges against the Company and other officers of the Company, the imposition of fines and penalties, suspensions or debarments from government contracts, and/or other remedies and sanctions.

About CA

Computer Associates International, Inc. (NYSE:CA), the world's largest management software company, delivers software and services across infrastructure, security, storage and life cycle management to optimize the performance, reliability and efficiency of enterprise IT environments.  Founded in 1976, CA is headquartered in Islandia, N.Y., and operates in more than 100 countries.  For more information, please visit http://ca.com.

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© 2004 Computer Associates International, Inc. One Computer Associates Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.